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                                                             EXHIBIT 3.1

                RESTATED AND AMENDED CERTIFICATE OF INCORPORATION
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                                       OF
                                       --

                             THE RAYMOND CORPORATION
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                                     FIRST:

         The name of the corporation shall be The Raymond Corporation.

                                     SECOND:

         The purposes for which it is to be formed are:
         To manufacture, obtain, use and operate under license or otherwise and to sell, license, continue to manufacture or use, lease or otherwise acquire, use or in any manner dispose of any and all kinds of equipment, devices, machines or machinery, motors, and appurtenances relating to or useful in domestic, industrial, manufacturing, mercantile, agricultural and other pursuits; also metal, electrical and mechanical specialties and machines, appliances, utilities, devices, implements, instruments and apparatus of every kind and nature and any other articles of commerce relating to or useful in a thoroughly equipped plant, machine shop, factory, foundry, laboratory or commercial establishment; and more particularly to manufacture, buy, sell, repair, alter and generally deal in, devices, machines, machinery and equipment of every kind and nature for the handling of materials.
         To design, manufacture, buy, sell, make repair, alter, let or hire, and deal in, apparatus, machines, machinery, and supplies and accessories therefore useful in many business herein mentioned.
         To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation engaged in the same or similar business.
         To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.
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         To purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock of, or any bonds, securities or evidences of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state, country, nation or government, and while the owner thereof to exercise all the rights, powers and privileges of ownership.
         To issue bonds, debentures, or obligations of this corporation from time to time, for any of the objects or purposes of the corporation, and to secure the same by mortgage, pledge, deed of trust, or otherwise.
         To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law; and provided further that shares of its own capital stock belonging to it shall not be, voted upon directly or indirectly.
         To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of real and personal property of every class and description in any of the states, districts or territories of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory or country.
         In general, to carry on any other similar business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of New York upon corporations formed under the act hereinbefore referred to, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.
         The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.

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                                     THIRD:

                  (A) The amount of capital stock shall be $22,500,000, which shall consist of Fifteen Million (15,000,000) shares of common stock having a par value of $1.50 per share.
                  (B) No holder of any of the shares of the capital stock of the Corporation shall be entitled as of right to purchase or to subscribe for any unissued stock of any class, or any additional shares of any class, to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or bonds, certificates of indebtedness, debentures, or other securities convertible into stock of the Corporation or carrying any right to purchase stock of any class, but any such unissued stock, or such additional authorized issue of any stock, or of other securities convertible into stock or carrying any right to purchase stock, may be issued and disposed of, pursuant to resolutions of the Board of Directors, to such persons, firms, corporations, or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

                                     FOURTH:

         The principal office of the corporation shall be located in the Village of Greene, County of Chenango, State of New York, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served upon him in Greene, New York.

                                     FIFTH:

         The duration of the corporation shall be perpetual.

                                     SIXTH:

         The number of Directors of the Corporation shall not be less than nine
(9) nor more than thirteen (13). The Board of Directors shall be divided into three classes to be known as Class A, Class B and Class C. At each Annual Meeting of Stockholders, each such director of the Class to be elected shall be elected to serve until the expiration of the term for which elected, and until his successor has been elected and qualified. This Article SIXTH having been

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adopted by the affirmative vote of two-thirds of all of the outstanding shares of the Corporation, shall be amended only by the affirmative vote of two-thirds of all of the outstanding shares of the Corporation.

                                    SEVENTH:

                  (A) Except as otherwise expressly provided in Paragraph (b) of this Article SEVENTH:

                      (i) any merger or consolidation of the Corporation with or into any other corporation

                     (ii) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Corporation to or with any other corporation, person, other entity, or (iii) the issuance or transfer of any securities of the Corporation to any other corporation, person or other entity in exchange for assets, securities or cash or a combination thereof, shall require the affirmative vote of the holders of at least 80% of the out- standing shares of capital stock of the Corporation entitled to vote generally in the election of directors, if, as of the record date for the determination of stockholders entitled to notice thereof and to vote on any transaction described in clauses (i), (ii) or (iii) above, such other corporation, person or its affiliates, singly or in the aggregate, own or control, directly or indirectly, 5% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Such affirmative vote shall be required notwithstanding that no vote may otherwise be required, or that some lesser percentage may be specified by law.


                  (B) The provisions of this Article SEVENTH shall not apply to any transaction described in clauses (i), (ii) or (iii) of Paragraph (A) of this Article, (i) with another corporation if a majority, by vote, of the outstanding


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shares of all classes of capital stock of such other corporation entitled to vote generally in the election of directors, considered for this purpose as one class, is owned of record or beneficially by the Corporation and/or its subsidiaries; or (ii) approved by resolution adopted by a vote of two-thirds of the entire Board of Directors of the Corporation at any time prior to the giving of notice of meeting of the shareholders for the purpose of voting upon any such transaction described in clauses (i), (ii) or (iii) of Paragraph (A) of this Article.

                  (C) For the purposes of this Article SEVENTH, a corporation, person or affiliate shall be deemed to be the owner of any shares of capital stock of the Corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of the immediately preceding clause), by any other corporation, person or other entity with which it or its affiliate has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation.
                  (D) For the purposes of this Article SEVENTH, an "affiliate" of, or a person "affiliated" with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; and the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.
                  (E) This Article SEVENTH may not be amended or rescinded except at a meeting of the shareholders, by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Any such meeting shall


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be held in the Village of Greene, New York, unless another place of meeting is designated by resolution adopted by a vote of two- thirds of the entire Board of Directors of the Corporation.

                                     EIGHTH:

                  (A) Except as otherwise provided by law or by this Certificate of Incorporation, the holders of a majority of the shares of the Corporation issued and outstanding and entitled by proxy, shall be necessary to and shall constitute a quorum for the transaction of business at all meetings of the shareholders.
                  (B) At all meetings of the Board of Directors of the Corporation a majority of the entire Board shall be necessary to and constitute a quorum for the transaction of business, and the vote of a majority of the Directors present at the time of the vote if a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by law or by this Certificate of Incorporation.
                  (C) No Director of the Corporation shall be removed from office as a Director without cause, by vote or other action of the shareholders.
                  (D) The provisions set forth in the preceding paragraphs (A),
(B) and (C) of this Article EIGHTH, may not be repealed or amended in any respect unless such repeal or amendment is approved at a meeting of the shareholders by the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of stock of the Corporation. Any such meeting shall be held in the Village of Greene, New York, unless another place of meeting is designated by resolution adopted by a vote of two-thirds of the entire Board of Directors of the Corporation.

                                     NINTH:

         The Secretary of State of New York is hereby designated as agent of the corporation upon whom process in any action or proceeding against it may be served.

                                     TENTH:

         No director of the Corporation shall be held personally liable to the Corporation or its Shareholders for damages for any breach of duty in his


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capacity as a Director occurring after authorization of this Article by the
Shareholders unless a judgment or other final adjudication adverse to him established that (1) his actions or omissions were in bad faith or involved intentional misconduct or knowing violation of law, or (2) he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (3) his acts violated section 719 of the Business Corporation Law. If the New York Business Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of Directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the New York Business Corporation Law, as so amended. Any repeal of this Article, or any amendment of this Article insofar as it would in any way enlarge the liability of any Director of the Corporation, shall be ineffective with respect to any acts or omissions occurring prior to the date of such repeal or amendment.

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